Exhibit 10.3

Phillip L. Kumnick Chief Executive Officer phillipkumnick@ipsidy.com

June 14, 2021

PRIVATE AND CONFIDENTIAL

Thomas Thimot

333 Johnson Ave,

Los Gatos, CA 95030

Re:   Employment Offer

Dear Tom:

The management of Ipsidy Inc. (the "Company") takes pleasure in extending you this offer to join the Company as Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”). As part of your responsibilities, you will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the (“Group”).

Job Description

Your job responsibilities will comprise managing and overseeing all operations and matters of the Group, in order to establish a successful business and manage growth. In addition, you will undertake such functions as are customarily applicable to your position, as well as those that are reasonably assigned to you by the Board. Upon commencement of your employment with the Company, you will be appointed as a member of the Board and thereafter you will be nominated for election and re-election to the Board continuously during your employment as Chief Executive Officer of the Company, subject to any required stockholder approval.

Compensation

Your compensation package shall consist of the following:

(a) Initial base salary of $325,000 per annum, which will be payable semi-monthly in arrears, and subject to all applicable deductions required by law. Your salary will be reviewed by the Board from time to time and may thereafter be increased.

(b) You will also be eligible for an annual target bonus equal to fifty percent (50%) of your base salary based on achievement of performance milestones, calculated and payable as follows:

(i)	For the fiscal year 2021 subject to performance targets to be mutually agreed between you and the Compensation Committee of the Board (the “Committee”); and

(ii)	For the fiscal year 2022, you and the Committee will mutually agree as to the performance targets to earn your annual bonus. The expectation is that the performance target will require the Company to have revenues for fiscal year 2022 of not less than 300% of the revenue achieved by the Company for the year 2021 as shown in the Company’s Annual Reports on Form 10-K, but you and the Committee agree to consider in good-faith adjustments to the performance target based on the circumstances that exist at the time the performance targets are established.

670 Long Beach Boulevard, ● Long Beach, New York 11561 ●. Tel +1 516 274 8700 ●. www.ipsidy.com

Thomas Thimot Page 2 June 14, 2021

(c) You will also be eligible for a Bonus in an amount equal to your annual base salary on the occurrence of a Change of Control (as defined in your Executive Retention Agreement).

(d) At the outset of your employment you will be provided with an initial grant of options to purchase 36,000,000 shares of Common Stock of $0.0001 par value in the Company (“Common Stock”), vesting subject to achievement of performance and service conditions as set forth in the option grant attached hereto as Exhibit “A”. The exercise price of the options shall be equal to the closing price of the Common Stock on the date of grant, the Exercise Period shall be 10 years and the other terms of the options shall be as set forth in the aforementioned option grant. For the avoidance of doubt all references herein to shares of Common Stock are to the shares prior to the planned reverse stock split and the share figures and exercise price shall be adjusted after such split, in accordance with terms of the option grant agreement.

(e) You may be eligible for equity incentive grants and cash bonus awards, subject to your continued employment and satisfactory job performance, which may be made from time to time, by the Board or Committee. Terms and conditions of all your equity incentive grants, will be as determined by the Board or Committee and in accordance with the terms of the Company’s equity incentive plan in effect at the time of each such grant.

(f) An Executive Retention Agreement in the form attached hereto as Exhibit “B”.

(g) All payments made under your employment shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

With respect to additional terms of your employment, the following will apply:

1.	At Will Employment. Your employment shall start on or about June 14, 2021, or such other date as we shall agree. While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and may be terminated at any time upon written notice and without prior warning. Further, your participation in any stock option or benefit program are not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and authorized by the Board.

2.	Location and Travel. You will work at your home office in the California Bay Area, but as part of your duties you will be required to travel as necessary to perform your duties and responsibilities, including visiting Company’s offices in the locations where they may exist from time to time.

3.	Working Hours. You will be expected to devote your full time and attention to your employment, to the extent necessary to carry out your duties hereunder. Because of the nature of your position, and as an exempt employee you will be required to work outside of usual working hours, where the circumstances and business needs require it. You shall not engage or be involved in any other business activity without the approval of the Board; provided, you may make investments, perform services for non-profits and other charitable work, and serve on company board of directors, and perform advisory work for small businesses and individuals outside of your scheduled business times at the Company with initial exceptions listed in Exhibit C attached hereto, if such activities, in each case, (i) do not materially interfere with your performance of Company duties and responsibilities, including the non-competition provisions of Section 9 and (ii) have been disclosed in advance to and pre-approved by the Board.

Thomas Thimot Page 3 June 14, 2021

4.	Paid Time Off. You will be entitled to Paid Time Off in accordance with the provisions of the Company’s Employee Handbook, which will accrue on a pro-rata basis during the year, in addition to all public holidays when the office is closed. Vacation may be taken upon reasonable prior notice to the Chairman of the Board. The Company’s Employee Handbook contains further provisions relating to your entitlement and the taking of Paid Time Off, including the circumstances under which unused days may be carried over from one year to the next.

5.	Sick & Personal Days. Paid Time Off may be used for sick or personal days. The Company’s Employee Handbook contains further provisions relating to the taking of sick or personal days, including the circumstances under which unused days may be carried over from one year to the next.

6.	Benefits. You will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. The Company currently offers the benefits that are detailed in the Employee Handbook.

7.	Expense Reimbursement. In accordance with Company policies from time to time, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.	Confidentiality and Assignment of Inventions. As an employee and executive of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" in the form attached hereto as Exhibit “D” as a condition of your employment.

9.	Covenant Not to Compete. While you are employed by the Company, you agree that you shall not directly or indirectly:

(a)	be employed, or engaged as an independent contractor, consultant, or in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s businesses as they exist during your employment -- the Group’s businesses currently consist of its biometric identity verification products and solutions;

(b)	whether as an employee, independent contractor, consultant, advisor, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist during your employment with any entity, which is or was a customer of the Group, nor cause or assist any such customer to enter into any such agreement for competitive services with any third party.

Thomas Thimot Page 4 June 14, 2021

(c)	whether on your own behalf or on behalf of any other person or entity directly or indirectly solicit or encourage any employee of the Group to discontinue such employment relationship with the Group (excluding termination of such employee’s employment in the best interests of the Company).

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

10.	No Restrictions. To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis. You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you.

11.	Governing Law & Jurisdiction. This offer and your employment shall be governed by and construed in accordance with the laws of the State of California. You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any dispute or proceedings arising out of or relating to this offer and your employment, and each of us hereby submits to the exclusive jurisdiction of such courts.

12.	Amendment. No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

13.	Other Documents. Your employment is subject to the Employment Handbook and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion. As a condition of your employment you will also be required to enter into certain standard undertakings and consents regarding security, confidentiality and use of the Group’s facilities and property. As part of our objective of continuous improvement and in order to comply with certain customer and audit requirements, you will also be required to undergo training at least annually on various matters including data security. In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks, and by signing this letter you hereby consent to our undertaking such reference and background checks.

14.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

15.	Severability. If any provision of this letter or the application thereof is held invalid by a court, arbitrator or government agency of competent jurisdiction, you agree that such a determination of invalidity shall not affect other provisions or applications of the letter which can be given effect without the invalid provisions and thus shall remain in full force and effect or application.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return an original of this letter to us.

Thomas Thimot Page 5 June 14, 2021

We look forward to a long and mutually beneficial relationship.

Sincerely,

Ipsidy Inc.

By:	/s/ Phillip Kumnick
Phillip L. Kumnick, CEO

AGREED & ACCEPTED:

/s/ Tom Thimot
THOMAS THIMOT	Dated: June 14, 2021

EXHIBIT C

Permitted Activities

1. Lead Independent Director of Quintech Inc.  – Rova Software

[END]

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EXHIBIT D

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT is entered into as of the 14th day of June, 2021 between I the undersigned THOMAS THIMOT residing at 333 Johnson Ave, Los Gatos, CA 95030, and IPSIDY INC., a Delaware corporation with a place of business at 670 Long Beach Boulevard, Long Beach, New York 11561 USA, (the “Company”).

WHEREAS, I have agreed to be an employee of the Company or one of its affiliated entities (collectively referred to herein as the “Company”).

IN CONSIDERATION OF, and as a condition of my employment with the Company (the receipt and sufficiency of which I hereby acknowledge) I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that it is critical for the Company to preserve and protect its rights in “Inventions” (as defined in Section 2 below), its “Confidential Information” (as defined in Section 7 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3. Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment, including for the avoidance of doubt any such works prepared prior to the date hereof are “works made for hire” under the Copyright Law of the United States and that the Company will be considered the author and owner of such copyrightable works.

4. Assignment of Inventions. I agree that all Inventions that (i) have been or are developed using equipment, supplies, facilities, Confidential Information, or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

5. Assignment of Other Rights; Moral Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Invention, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

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6. Assistance. I agree to assist the Company in every proper way, at the Company’s cost, to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information that may be disclosed to me by the Company and its officers, employees, shareholders or agents, whether orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or which is otherwise accessible to me, that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company including all information received by the Company from third parties, which is subject to an obligation of confidentiality (the “Confidential Information”). Such Confidential Information includes, but is not limited to, Assigned Inventions, computer programming and software, Company products and services, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, data, tables, schedules, contracts and other information concerning the Company and its customers. I hereby acknowledge that all such Confidential Information belongs to the Company (or the respective customer, supplier or third party, which supplied it to the Company.)

8. Confidentiality. At all times, both during my employment and after its termination (without limitation in point of time), I will keep and hold all such Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information. I agree that I shall at all times comply with the Company’s Information Security Policy and Procedures from time to time in force. I acknowledge that breach of this policy or any other provision of this Agreement may be grounds for immediate dismissal.

9. No Breach of Agreement or Infringement. I represent that my acceptance of the Company’s offer of employment, performance of all the terms of this Agreement and my duties as an employee of the Company will not so far as I am aware breach any invention assignment, proprietary information, confidentiality or similar agreement with any other party, nor infringe the rights of any third party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company. I acknowledge that the Company is relying upon my warranty, representation and acknowledgement in this paragraph in offering me employment.

10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws. I hereby submit to the jurisdiction of and consent to suit in the courts, Federal and State located in the State of New York with respect to any matter or dispute arising out of this Agreement.

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13. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

17. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement to any entity which is my employer. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

18. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SIGNED AS OF THIS 14th DAY OF JUNE 2021

THOMAS THIMOT

/S/ Tom Thimot

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